Exhibit 99 (a)

NASD: BOKF

For Further Information Contact:
Joseph Crivelli             Andrea Myers
Investor Relations             Corporate Communications
(918) 595-3027             (918) 594-7794

BOK Financial Reports Quarterly Earnings of $76 Million
Board of Directors Approves 2 Cent Increase in Quarterly Dividend

TULSA, Okla. (Wednesday, October 30, 2013) - BOK Financial Corporation reported net income of $75.7 million or $1.10 per diluted share for the third quarter of 2013. Net income was $79.9 million or $1.16 per diluted share for the second quarter of 2013 and $87.4 million or $1.27 per diluted share for the third quarter of 2012.
Net income for the nine months ended September 30, 2013 totaled $243.6 million or $3.54 per diluted share compared to $268.6 million or $3.92 per diluted share for the nine months ended September 30, 2012.
"This quarter proved to be challenging as uncertainty over government policies continued to drive higher long-term interest rates. Our mortgage banking revenue declined 36% due to a combination of narrowed gain on sale margins and lower production volumes," said President and Chief Executive Officer Stan Lybarger. "BOK Financial remains committed to driving long-term growth in non-interest income. We recently announced the acquisition of GTRUST Financial Corporation, a Topeka, Kansas-based independent trust and asset management company which will increase assets under management and provide new wealth management capability that can be leveraged across our entire geographic footprint."
Mr. Lybarger continued, "Credit quality remains solid, which required an $8.5 million reduction in our combined allowance for credit losses. BOK Financial remains extremely well capitalized. Our Tier 1 common equity ratio stands at 13.33%. Recognizing our strong capital position, the Company's board of directors approved an increase in the quarterly dividend to 40 cents per share."
Highlights of third quarter of 2013 included:

•
Net interest revenue totaled $166.4 million for the third quarter of 2013 compared to $167.2 million for the second quarter of 2013. Net interest margin was 2.80% for the third quarter of 2013 and 2.81% for the second quarter of 2013.

•	Fees and commissions revenue totaled $146.8 million, a decrease of $14.1 million compared to the second quarter of 2013. Mortgage banking revenue decreased $13.1 million as gain on sale margins compressed and production activity slowed. Mortgage loans funded for sale were down 10% and mortgage commitments decreased 36%.

•
Operating expenses, excluding changes in the fair value of mortgage servicing rights, totaled $210.3 million, largely unchanged compared to the previous quarter. Personnel expense decreased $2.3 million. Non-personnel expense increased $1.7 million.

•
An $8.5 million negative provision for credit losses was recorded in the third quarter of 2013 and no provision for credit losses was recorded in the second quarter. Net charge-offs in the third quarter of 2013 totaled $299 thousand or 0.01% of average loans on an annualized basis compared to $2.3 million or 0.08% of average loans on an annualized basis in the second quarter.

•
The combined allowance for credit losses totaled $196 million or 1.59% of outstanding loans at September 30, 2013 compared to $205 million or 1.65% of outstanding loans at June 30, 2013. Nonperforming assets that are not guaranteed by U.S. government agencies totaled $183 million or 1.49% of outstanding loans and repossessed assets (excluding those guaranteed by U.S. government agencies) at September 30, 2013 and $200 million or 1.62% of outstanding loans and repossessed assets (excluding those guaranteed by U.S. government agencies) at June 30, 2013.

•
Average loans increased $125 million over the previous quarter due primarily to growth in commercial real estate loans. Average commercial loans were unchanged. Period-end outstanding loan balances were $12.4 billion at September 30, 2013, a decrease of $91 million compared to June 30, 2013. Commercial loan balances decreased $137 million during the third quarter, partially offset by a $32 million increase in commercial real estate loans.

•
Average deposits decreased $80 million compared to the previous quarter, principally due to a decline in time deposits. Growth in demand deposits was offset by lower interest-bearing transaction accounts. Period end deposits totaled $19.5 billion at September 30, 2013 largely unchanged compared to June 30, 2013. Demand deposit account balances increased $187 million during the third quarter, offset by a $147 million decrease in interest-bearing transaction accounts and a $48 million decrease in time deposits.

•
Tangible common equity ratio was 9.73% at September 30, 2013 and 9.38% at June 30, 2013. The tangible common equity ratio is a non-GAAP measure of capital strength used by the Company and investors based on shareholders' equity minus intangible assets and equity that does not benefit common shareholders. The Company and its subsidiary bank continue to exceed the regulatory definition of well capitalized. The Company's Tier 1 capital ratios, as defined by banking regulations, were 13.51% at September 30, 2013 and 13.37% at June 30, 2013.

•
The Company paid a regular quarterly cash dividend of $26 million or $0.38 per common share during the third quarter of 2013. On October 29, 2013, the board of directors approved an increase in the quarterly cash dividend to $0.40 per common share payable on or about November 29, 2013 to shareholders of record as of November 16, 2013.

Net Interest Revenue
Net interest revenue decreased $805 thousand compared to the second quarter of 2013. Net interest margin was 2.80% for the third quarter of 2013 compared to 2.81% for the second quarter of 2013.
The yield on average earning assets was 3.09%, a decrease of 2 basis points compared to the prior quarter. The yield on the available for sale securities portfolio decreased 1 basis point to 1.92%. The impact of cash flows being reinvested at lower current market rates was offset by slower prepayment speeds. Cash flows received from payments on residential mortgage-backed securities are currently being reinvested in short-duration securities that yield nearly 1.75%. The loan portfolio yield decreased to 4.06% from 4.12% in the previous quarter primarily due to continued market pricing pressure. Funding costs decreased 1 basis point to 0.42% primarily due to decreased rates paid on interest-bearing deposits.
Average earning assets decreased $500 million during the third quarter of 2013 primarily due to a $502 million decrease in the available for sale securities portfolio. Average loans balances were up $125 million over the previous quarter. Average deposits decreased $80 million and the average balance of borrowed funds decreased $30 million compared to the second quarter of 2013.
Fees and Commissions Revenue
Fees and commissions revenue totaled $146.8 million for the third quarter of 2013, a decrease of $14.1 million compared to the second quarter of 2013. Mortgage banking revenue decreased $13.1 million.
Mortgage banking revenue totaled $23.5 million for the third quarter of 2013 compared to $36.6 million for the second quarter of 2013. Mortgage interest rates began to trend higher in the second quarter resulting in a decrease in mortgage loans funded and commitments to originate mortgages in the third quarter. Residential mortgage loans funded for sale totaled $1.1 billion, a decrease of $116 million compared to the previous quarter. Outstanding commitments to originate mortgage loans also decreased to $351 million at September 30 from $548 million at June 30. Higher mortgage interest rates resulted in a narrowing of gain on sale margins. Gain on sale margins also tightened as our product mix shifted to loans with narrower margins. Approximately 39% of loans originated in the third quarter were through correspondent channels, up from 26% in the previous quarter. Refinanced mortgage loans decreased to 30% of loans originated for sale in the third quarter of 2013 from 48% in the second quarter of 2013.

“Despite the cyclical downturn in the mortgage business during the quarter, we believe this business drives significant long-term shareholder value and we continue to invest in growth opportunities,” stated Steve Bradshaw, Senior Executive Vice President. “Accordingly, earlier this month we launched HomeDirect Mortgage to reach consumers all across the country through online loan aggregators and we continue to expand partnerships with loan originators, especially those who have strong ties to local real estate markets and can drive purchase volume. During the quarter, we also adjusted expense levels in the mortgage business in light of the reduced origination volume.”
All other fee revenue sources were largely unchanged compared to the previous quarter. Trust fees and commissions were down $911 thousand primarily due to the seasonal timing of tax service fees. Brokerage and trading revenue decreased $536 thousand. Decreased customer hedging revenue from a decrease in the volume of interest rate contracts sold to our mortgage banking customers was partially offset by increased securities trading and brokerage revenue. Deposit service charges and fees increased $780 thousand due primarily to increased overdraft fee volumes.

Operating Expenses
Total operating expenses were $210.6 million for the third quarter of 2013 compared to $196.6 million for the second quarter of 2013. Excluding changes in the fair value of mortgage servicing rights, operating expenses totaled $210.3 million, largely unchanged compared to the second quarter of 2013.
Personnel costs decreased $2.3 million from the second quarter of 2013 primarily due to a seasonal decrease in payroll taxes. Incentive compensation expense decreased $844 thousand. Cash-based incentive compensation decreased $2.8 million. Stock-based incentive compensation expense increased $2.0 million primarily due to executive compensation plans which are based on performance of Company stock and other investments.
Non-personnel expense increased $1.7 million over the second quarter of 2013. During the third quarter, the Company made a $2.1 million discretionary contribution of appreciated stock to the BOKF Foundation. The BOKF Foundation partners with various charitable organizations to support needs within our communities. This contribution also resulted in a $1.1 million reduction in income tax expense for the third quarter. Net losses and operating expenses of repossessed assets increased $1.7 million primarily due to increased impairment charges as a result of regularly scheduled appraisal updates. Professional fees and services expense was down $1.2 million and data processing and communications expense decreased $1.0 million over the prior quarter.
Loans, Deposits and Capital
Loans
Outstanding loans were $12.4 billion at September 30, 2013, a decrease of $91 million compared to the prior quarter. Growth in commercial real estate and consumer loan balances was offset by a decrease in outstanding commercial loan balances.
Outstanding commercial loan balances decreased $137 million from June 30, 2013. The healthcare sector was the strongest performing component of our commercial loan portfolio, growing $41 million over June 30, 2013. This growth was offset by decreases of $73 million in energy sector loans, $56 million in service sector loans, $30 million in integrated food service sectors loans and $30 million in other commercial and industrial sector loans. Commercial loans attributed to the New Mexico market were up $30 million and commercial loans attributed to the Arizona market were up $24 million over June 30, 2013. Commercial loans also grew in the Kansas/Missouri, Arkansas and Texas markets. This loan growth was offset by a $191 million decrease in loans attributed to the Oklahoma market and a $38 million decrease in loans attributed to the Colorado market. Unfunded energy loan commitments grew by $124 million in the third quarter to $2.6 billion. All other unfunded commercial loan commitments totaled $3.5 billion at September 30, 2013, up $110 million over June 30, 2013.

“Average loan balances grew at a four percent annualized rate in the third quarter, driven by strength in commercial real estate and consumer loans,” stated Dan Ellinor, Senior Executive Vice President. “Commercial loan balances were flat compared to the second quarter, as several large borrowers freed up cash and paid down bank debt as a result of asset sales and capital markets activity. Our healthcare lending business, which is focused on skilled nursing facilities and acute care hospitals, was a bright spot, with annualized loan growth in the low-double-digits during the quarter.”

“While pipelines are strong in the fourth quarter, our borrowers remain cautious due to economic uncertainty,” added Ellinor. “Accordingly, we believe loan growth will remain in the mid single digits in the near term.”
Commercial real estate loans grew by $32 million over June 30, 2013. Other real estate loans increased $64 million primarily in the New Mexico and Texas markets. Loans secured by multifamily residential properties were up $20 million, primarily attributed to growth in the Texas market, partially offset by loans in the Arizona market. Loans secured by office buildings decreased $38 million due a decrease in loan balances attributed to the New Mexico market. Unfunded commercial real estate loan commitments totaled $547 million at September 30, 2013, a decrease of $58 million from June 30, 2013.
Residential mortgage loans decreased $5.0 million from June 30, 2013, due primarily to a decrease in permanent mortgage loans, partially offset by growth in permanent mortgage balances guaranteed by U.S. government agencies and first lien, fully amortizing home equity loans. Consumer loans were up $19 million. Strong growth in other consumer loans, primarily in the Texas market, was partially offset by continued runoff of the indirect automobile loan portfolio.
Deposits
Deposits totaled $19.5 billion at September 30, 2013, unchanged compared to June 30, 2013. Demand deposit balances grew by $187 million. Interest-bearing transaction account balances decreased $147 million and time deposits decreased $48 million. Among the lines of business, commercial deposits increased $15 million, consumer deposits decreased $57 million and wealth management deposits decreased $64 million. Growth in commercial and industrial, small business and commercial real estate account balances were offset by a decrease in balances attributed to energy and treasury services customers during the third quarter.
Capital
The Company and its subsidiary bank exceeded the regulatory definition of well capitalized at September 30, 2013. The Company's Tier 1 capital ratio was 13.51% at September 30, 2013 and 13.37% at June 30, 2013. The total capital ratio was 15.35% at September 30, 2013 and 15.28% at June 30, 2013. In addition, the Company's tangible common equity ratio, a non-GAAP measure, was 9.73% at September 30, 2013 and 9.38% at June 30, 2013.
In July 2013, banking regulators issued the final rule revising regulatory capital rules for substantially all U.S. banking organizations. The new capital rule will be effective for BOK Financial on January 1, 2015. The new capital rule establishes a 7% threshold for the Tier 1 common equity ratio consisting of a minimum level plus a capital conservation buffer. The Company expects to exclude unrealized gains and losses from available for sale securities from its calculation of Tier 1 capital, consistent with the treatment under current capital rules. BOK Financial's Tier 1 common equity ratio based on the existing Basel I standards was 13.33% as of September 30, 2013. Based on our interpretation of the new capital rule, our estimated Tier 1 common equity ratio would be approximately 12.35%, nearly 535 basis points above the 7% regulatory threshold.

Credit Quality
Nonperforming assets totaled $271 million or 2.18% of outstanding loans and repossessed assets at September 30, 2013 compared to $281 million or 2.24% of outstanding loans and repossessed assets at June 30, 2013. Nonperforming assets that are not guaranteed by U.S. government agencies totaled $183 million or 1.49% of outstanding loans and repossessed assets (excluding those guaranteed by U.S. government agencies) at September 30, 2013 and $200 million or 1.62% at June 30, 2013, a decrease of $17 million.
Nonaccruing loans totaled $113 million or 0.91% of outstanding loans at September 30, 2013 compared to $122 million or 0.98% of outstanding loans at June 30, 2013. New nonaccruing loans identified in the third quarter totaled $24 million, offset by $20 million in foreclosures and repossessions, $9.3 million in payments received and $4.7 million in charge-offs.
Nonaccruing commercial loans were $20 million or 0.26% of outstanding commercial loans at September 30, 2013 compared to $21 million or 0.27% of outstanding commercial loans at June 30, 2013.
Nonaccruing commercial real estate loans decreased to $53 million or 2.23% of outstanding commercial real estate loans at September 30, 2013 from $59 million or 2.53% of outstanding commercial real estate loans at June 30, 2013. Nonaccruing commercial real estate loans consist primarily of land development and residential construction loans. Nonaccruing land development and residential construction loans totaled $21 million at September 30, 2013, a decrease of $351 thousand during the third quarter.
Nonaccruing residential mortgage loans totaled $39 million or 1.93% of outstanding residential mortgage loans, a decrease of $1.3 million from June 30, 2013. Principally all non-guaranteed residential mortgage loans past due 90 days or more are nonaccruing. Residential mortgage loans past due 30 to 89 days and still accruing interest, excluding loans guaranteed by U.S. government agencies, totaled $8.6 million at September 30, 2013 and $11.1 million at June 30, 2013.
After evaluating all credit factors, the Company determined that an $8.5 million negative provision for credit losses was necessary during the third quarter of 2013 primarily due to declining gross loss rates. The combined allowance for credit losses totaled $196 million or 1.59% of outstanding loans and 173.54% of nonaccruing loans at September 30, 2013. The allowance for loan losses was $194 million and the accrual for off-balance sheet credit losses was $1.6 million. Gross charge-offs totaled $4.7 million for the third quarter, compared to $8.6 million for the previous quarter. Recoveries totaled $4.4 million for the third quarter of 2013. Net charge-offs were $299 thousand or 0.01% of average loans on an annualized basis for the third quarter of 2013 compared with net charge-offs of $2.3 million or 0.08% of average loans on an annualized basis for the second quarter of 2013.
Real estate and other repossessed assets totaled $108 million at September 30, 2013, primarily consisting of $56 million of 1-4 family residential properties (including $38 million guaranteed by U.S. government agencies), $24 million of developed commercial real estate properties, $17 million of undeveloped land and $8.8 million of residential land and land development properties. The distribution of real estate owned and other repossessed assets among various markets included $32 million attributed to New Mexico, $20 million attributed to Arizona, $18 million attributed to Oklahoma and $10 million attributed to Colorado. Real estate and other repossessed assets decreased $2.0 million during the third quarter of 2013. Additions of $20 million were offset by $22 million of sales. Additions included $15 million and sales included $9.1 million of 1-4 family residential properties guaranteed by U.S. government agencies. Net gains on sales and write-downs of real estate and other repossessed assets totaled $438 thousand in the third quarter of 2013 compared to $1.1 million in the second quarter.

Securities and Derivatives
The fair value of the available for sale securities portfolio totaled $10.4 billion at September 30, 2013 and $10.7 billion at June 30, 2013. At September 30, 2013, the available for sale portfolio consisted primarily of $8.0 billion of residential mortgage-backed securities fully backed by U.S. government agencies and $1.9 billion of commercial mortgage-backed securities fully backed by U.S. government agencies. Net unamortized premiums are less than 1% of the securities portfolio amortized cost.
Net unrealized gains on available for sale securities totaled $7.4 million at September 30, 2013 and $42 million at June 30, 2013. Substantially all of the decrease in net unrealized gains resulted from rising interest rates. Net unrealized gains on residential mortgage-backed securities issued by U.S. government agencies decreased $32 million during the third quarter to $38 million at September 30, 2013. Commercial mortgage-backed securities had a net unrealized loss of $40 million at September 30, 2013, largely unchanged compared to June 30, 2013.
In the third quarter of 2013, the Company recognized net gains of $478 thousand from sales of $356 million of available for sale securities. Securities were sold either because they had reached their expected maximum potential return or sold to reinvest those proceeds into shorter average life securities. Net gains from sales of $1.1 billion of available for sale securities in the second quarter of 2013 totaled $3.8 million.
The Company also maintains a portfolio of residential mortgage-backed securities issued by U.S. government agencies and interest rate derivative contracts designated as an economic hedge of the changes in the fair value of our mortgage servicing rights. Due to fluctuations in residential mortgage interest rates during the third quarter of 2013, the value of our mortgage servicing rights decreased by $346 thousand. The value of securities and interest rate derivative contracts held as an economic hedge also decreased by $58 thousand.

About BOK Financial Corporation
BOK Financial is a $27 billion regional financial services company based in Tulsa, Oklahoma. The Company's stock is publicly traded on NASDAQ under the Global Select market listings (symbol: BOKF). BOK Financial's holdings include BOKF, NA, BOSC, Inc., The Milestone Group, Inc. and Cavanal Hill Investment Management, Inc. BOKF, NA operates the TransFund electronic funds network and seven banking divisions: Bank of Albuquerque, Bank of Arizona, Bank of Arkansas, Bank of Kansas City, Bank of Oklahoma, Bank of Texas and Colorado State Bank and Trust. Through its subsidiaries, the Company provides commercial and consumer banking, investment and trust services, mortgage origination and servicing, and an electronic funds transfer network. For more information, visit www.bokf.com.
The Company will continue to evaluate critical assumptions and estimates, such as the appropriateness of the allowance for credit losses and asset impairment as of September 30, 2013 through the date its financial statements are filed with the Securities and Exchange Commission and will adjust amounts reported if necessary.
This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about BOK Financial, the financial services industry and the economy generally. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “plans,” “projects,” variations of such words and similar expressions are intended to identify such forward-looking statements. Management judgments relating to and discussion of the provision and allowance for credit losses involve judgments as to future events and are inherently forward-looking statements. Assessments that BOK Financial's acquisitions and other growth endeavors will be profitable are necessary statements of belief as to the outcome of future events based in part on information provided by others which BOK Financial has not independently verified. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to (1) the ability to fully realize expected cost savings from mergers within the expected time frames, (2) the ability of other companies on which BOK Financial relies to provide goods and services in a timely and accurate manner, (3) changes in interest rates and interest rate relationships, (4) demand for products and services, (5) the degree of competition by traditional and nontraditional competitors, (6) changes in banking regulations, tax laws, prices, levies and assessments, (7) the impact of technological advances and (8) trends in consumer behavior as well as their ability to repay loans. BOK Financial and its affiliates undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

BALANCE SHEETS -- UNAUDITED BOK FINANCIAL CORPORATION (in thousands)

	September 30, 2013	June 30, 2013	September 30, 2012
ASSETS
Cash and due from banks	$1,133,771	$1,026,497	$596,590
Funds sold and resell agreements	27,214	51,888	18,904
Trading securities	150,887	190,591	204,242
Investment securities	644,225	615,790	432,114
Available for sale securities	10,372,903	10,698,074	11,506,434
Fair value option securities	167,860	205,756	331,887
Residential mortgage loans held for sale	230,511	301,057	325,102
Loans:
Commercial	7,571,075	7,708,120	7,266,907
Commercial real estate	2,349,229	2,317,096	2,177,272
Residential mortgage	2,034,765	2,039,785	2,016,303
Consumer	395,031	375,781	371,885
Total loans	12,350,100	12,440,782	11,832,367
Allowance for loan losses	(194,325)	(203,124)	(233,756)
Loans, net of allowance	12,155,775	12,237,658	11,598,611
Premises and equipment, net	275,347	271,191	259,195
Receivables	108,435	136,605	116,243
Goodwill	359,759	359,759	358,962
Intangible assets, net	25,407	26,242	33,196
Mortgage servicing rights, net	140,863	132,889	89,653
Real estate and other repossessed assets, net	108,122	110,112	104,128
Bankers' acceptances	748	198	1,605
Derivative contracts	377,325	546,206	435,653
Cash surrender value of bank-owned life insurance	282,490	280,047	271,830
Receivable on unsettled securities sales	93,020	182,147	32,480
Other assets	511,705	435,493	400,812
TOTAL ASSETS	$27,166,367	$27,808,200	$27,117,641

LIABILITIES AND EQUITY
Deposits:
Demand	$7,331,976	$7,145,323	$6,848,401
Interest-bearing transaction	9,119,810	9,266,560	9,002,567
Savings	319,849	316,375	269,573
Time	2,720,020	2,767,972	3,022,326
Total deposits	19,491,655	19,496,230	19,142,867
Funds purchased	992,345	747,165	1,680,626
Repurchase agreements	782,418	845,106	1,109,696
Other borrowings	1,837,181	2,481,644	639,254
Subordinated debentures	347,758	347,716	347,592
Accrued interest, taxes, and expense	182,076	175,677	182,410
Bankers' acceptances	748	198	1,605
Due on unsettled securities purchases	114,259	49,369	556,998
Derivative contracts	232,544	521,991	254,422
Other liabilities	158,409	150,222	189,696
TOTAL LIABILITIES	24,139,393	24,815,318	24,105,166
Shareholders' equity:
Capital, surplus and retained earnings	2,993,870	2,938,623	2,813,264
Accumulated other comprehensive income (loss)	(2,626)	19,014	162,393
TOTAL SHAREHOLDERS' EQUITY	2,991,244	2,957,637	2,975,657
Non-controlling interest	35,730	35,245	36,818
TOTAL EQUITY	3,026,974	2,992,882	3,012,475
TOTAL LIABILITIES AND EQUITY	$27,166,367	$27,808,200	$27,117,641

AVERAGE BALANCE SHEETS -- UNAUDITED BOK FINANCIAL CORPORATION (in thousands)

	Three Months Ended
	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012
ASSETS
Funds sold and resell agreements	$44,578	$42,604	$25,418	$19,553	$17,837
Trading securities	124,689	181,866	162,353	165,109	132,213
Investment securities	621,104	610,940	534,772	474,085	408,646
Available for sale securities	10,558,677	11,060,700	11,292,181	11,482,212	11,058,055
Fair value option securities	169,299	216,312	251,725	292,490	336,160
Residential mortgage loans held for sale	225,789	261,977	216,816	272,581	264,024
Loans:
Commercial	7,602,950	7,606,918	7,498,905	7,441,957	7,209,972
Commercial real estate	2,359,120	2,286,674	2,309,988	2,170,676	2,160,213
Residential mortgage	2,043,332	2,013,004	2,034,315	1,991,530	2,000,506
Consumer	396,694	370,847	381,752	385,156	368,971
Total loans	12,402,096	12,277,444	12,224,960	11,989,319	11,739,662
Allowance for loan losses	(201,616)	(206,807)	(214,017)	(229,095)	(231,177)
Total loans, net	12,200,480	12,070,637	12,010,943	11,760,224	11,508,485
Total earning assets	23,944,616	24,445,036	24,494,208	24,466,254	23,725,420
Cash and due from banks	996,345	912,178	828,126	849,614	746,364
Derivative contracts	377,664	401,485	286,772	316,579	291,965
Cash surrender value of bank-owned life insurance	280,909	278,501	275,705	272,778	270,084
Receivable on unsettled securities sales	90,014	135,964	178,561	144,077	99,355
Other assets	1,565,184	1,486,160	1,450,059	1,447,474	1,454,984
TOTAL ASSETS	$27,254,732	$27,659,324	$27,513,431	$27,496,776	$26,588,172

LIABILITIES AND EQUITY
Deposits:
Demand	$7,110,079	$6,888,983	$7,002,046	$7,505,074	$6,718,572
Interest-bearing transaction	9,276,136	9,504,128	9,836,204	9,343,421	8,719,648
Savings	317,912	315,421	296,319	278,714	267,498
Time	2,742,970	2,818,533	2,913,999	3,010,367	3,068,870
Total deposits	19,447,097	19,527,065	20,048,568	20,137,576	18,774,588
Funds purchased	776,356	789,302	1,155,983	1,295,442	1,678,006
Repurchase agreements	799,175	819,373	878,679	900,131	1,112,847
Other borrowings	2,175,747	2,172,417	863,360	364,425	97,003
Subordinated debentures	347,737	347,695	347,654	347,613	352,432
Derivative contracts	330,819	334,877	220,037	246,296	247,148
Due on unsettled securities purchases	111,998	330,926	665,175	854,474	1,054,239
Other liabilities	300,880	310,015	336,136	379,332	324,717
TOTAL LIABILITIES	24,289,809	24,631,670	24,515,592	24,525,289	23,640,980
Total equity	2,964,923	3,027,654	2,997,839	2,971,487	2,947,192
TOTAL LIABILITIES AND EQUITY	$27,254,732	$27,659,324	$27,513,431	$27,496,776	$26,588,172

STATEMENTS OF EARNINGS -- UNAUDITED BOK FINANCIAL CORPORATION (in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Interest revenue	$183,890	$196,071	$557,930	$597,334
Interest expense	17,539	20,044	54,018	66,377
Net interest revenue	166,351	176,027	503,912	530,957
Provision for credit losses	(8,500)	—	(16,500)	(8,000)
Net interest revenue after provision for credit losses	174,851	176,027	520,412	538,957
Other operating revenue:
Brokerage and trading revenue	32,338	31,261	96,963	94,972
Transaction card revenue	30,055	27,788	87,689	79,976
Trust fees and commissions	23,892	19,654	71,008	58,023
Deposit service charges and fees	24,742	25,148	71,670	74,743
Mortgage banking revenue	23,486	50,266	100,058	122,892
Bank-owned life insurance	2,408	2,707	7,870	8,416
Other revenue	9,852	9,149	30,535	27,273
Total fees and commissions	146,773	165,973	465,793	466,295
Gain (loss) on other assets, net	(377)	452	(1,576)	(1,552)
Gain (loss) on derivatives, net	31	464	(3,437)	336
Gain (loss) on fair value option securities, net	(80)	6,192	(12,407)	11,311
Gain on available for sale securities, net	478	7,967	9,086	32,779
Total other-than-temporary impairment losses	(1,436)	—	(2,574)	(640)
Portion of loss recognized in (reclassified from) other comprehensive income	(73)	(1,104)	266	(5,044)
Net impairment losses recognized in earnings	(1,509)	(1,104)	(2,308)	(5,684)
Total other operating revenue	145,316	179,944	455,151	503,485
Other operating expense:
Personnel	125,799	122,775	379,563	359,841
Business promotion	5,355	6,054	16,578	17,188
Contribution to BOKF Charitable Foundation	2,062	—	2,062	—
Professional fees and services	7,183	7,991	22,549	23,933
Net occupancy and equipment	17,280	16,914	50,670	49,843
Insurance	3,939	3,690	11,728	11,567
Data processing and communications	25,695	26,486	77,879	73,894
Printing, postage and supplies	3,505	3,611	10,759	10,825
Net losses and operating expenses of repossessed assets	2,014	5,706	3,542	13,863
Amortization of intangible assets	835	742	2,586	1,862
Mortgage banking costs	8,753	13,036	24,017	33,792
Change in fair value of mortgage servicing rights	346	9,576	(16,627)	13,899
Other expense	7,878	5,759	23,268	16,980
Total other operating expense	210,644	222,340	608,574	627,487

Net income before taxes	109,523	133,631	366,989	414,955
Federal and state income taxes	33,461	45,778	121,980	144,447

Net income	76,062	87,853	245,009	270,508
Net income attributable to non-controlling interest	324	471	1,376	1,882
Net income attributable to BOK Financial Corporation shareholders	$75,738	$87,382	$243,633	$268,626

Average shares outstanding:
Basic	68,049,179	67,966,700	67,953,253	67,704,343
Diluted	68,272,861	68,334,989	68,175,915	67,981,558

Net income per share:
Basic	$1.10	$1.28	$3.55	$3.94
Diluted	$1.10	$1.27	$3.54	$3.92

FINANCIAL HIGHLIGHTS -- UNAUDITED BOK FINANCIAL CORPORATION (in thousands, except ratio and share data)

	Three Months Ended
	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012
Capital:
Period-end shareholders' equity	$2,991,244	$2,957,637	$3,011,958	$2,957,860	$2,975,657
Risk weighted assets	$19,366,620	$19,157,978	$18,756,648	$19,016,673	$18,448,854
Risk-based capital ratios:
Tier 1	13.51%	13.37%	13.35%	12.78%	13.21%
Total capital	15.35%	15.28%	15.68%	15.13%	15.71%
Leverage ratio	9.80%	9.43%	9.28%	9.01%	9.34%
Tangible common equity ratio[1]	9.73%	9.38%	9.70%	9.25%	9.67%
Tier 1 common equity ratio[2]	13.33%	13.19%	13.16%	12.59%	13.01%

Common stock:
Book value per share	$43.49	$43.03	$43.85	$43.29	$43.62
Market value per share:
High	$69.36	$65.95	$62.77	$59.77	$59.47
Low	$62.93	$60.52	$55.05	$54.19	$55.63
Cash dividends paid	$26,135	$26,118	$26,067	$94,231	$25,912
Dividend payout ratio	34.51%	32.68%	29.63%	114.13%	29.65%
Shares outstanding, net	68,787,584	68,739,208	68,687,718	68,327,351	68,215,354
Stock buy-back program:
Shares repurchased	—	—	—	—	—
Amount	$—	$—	$—	$—	$—
Average price per share	$—	$—	$—	$—	$—

Performance ratios (quarter annualized):
Return on average assets	1.10%	1.16%	1.30%	1.19%	1.31%
Return on average equity	10.13%	10.59%	11.90%	11.05%	11.80%
Net interest margin	2.80%	2.81%	2.92%	2.95%	3.12%
Efficiency ratio	66.03%	63.11%	61.04%	66.00%	61.18%

Reconciliation of non-GAAP measures:
[1] Tangible common equity ratio:
Total shareholders' equity	$2,991,244	$2,957,637	$3,011,958	$2,957,860	$2,975,657
Less: Goodwill and intangible assets, net	(385,166)	(386,001)	(386,876)	(390,171)	(392,158)
Tangible common equity	$2,606,078	$2,571,636	$2,625,082	$2,567,689	$2,583,499

Total assets	$27,166,367	$27,808,200	$27,447,158	$28,148,631	$27,117,641
Less: Goodwill and intangible assets, net	(385,166)	(386,001)	(386,876)	(390,171)	(392,158)
Tangible assets	$26,781,201	$27,422,199	$27,060,282	$27,758,460	$26,725,483

Tangible common equity ratio	9.73%	9.38%	9.70%	9.25%	9.67%

[2] Tier 1 common equity ratio:
Tier 1 capital	$2,616,610	$2,561,399	$2,503,892	$2,430,671	$2,436,791
Less: Non-controlling interest	(35,730)	(35,245)	(35,934)	(35,821)	(36,818)
Tier 1 common equity	$2,580,880	$2,526,154	$2,467,958	$2,394,850	$2,399,973

Risk weighted assets	$19,361,429	$19,157,978	$18,756,648	$19,016,673	$18,448,854

Tier 1 common equity ratio	13.33%	13.19%	13.16%	12.59%	13.01%

FINANCIAL HIGHLIGHTS -- UNAUDITED BOK FINANCIAL CORPORATION (in thousands, except ratio and share data)

	Three Months Ended
	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012
Other data:
Fiduciary assets	$29,593,140	$28,280,214	$27,606,180	$25,829,038	$25,208,276
Mortgage servicing portfolio	$13,298,479	$12,741,651	$12,272,691	$11,981,624	$11,756,350
Mortgage commitments	$351,196	$547,508	$466,571	$356,634	$452,129
Mortgage loans funded for sale	$1,080,167	$1,196,038	$956,315	$1,073,541	$1,046,608
Mortgage loan refinances to total fundings	30%	48%	62%	62%	61%
Tax equivalent adjustment	$2,565	$2,647	$2,619	$2,472	$2,509
Net unrealized gain on available for sale securities	$7,425	$42,233	$228,620	$254,587	$281,455

Gain (loss) on mortgage servicing rights, net of economic hedge:
Gain (loss) on mortgage hedge derivative contracts	$31	$(2,526)	$(1,654)	$(707)	$645
Gain (loss) on fair value option securities	(89)	(9,102)	(3,232)	(2,177)	5,455
Gain (loss) on economic hedge of mortgage servicing rights	(58)	(11,628)	(4,886)	(2,884)	6,100
Gain (loss) on changes in fair value of mortgage servicing rights	(346)	14,315	2,658	4,689	(9,576)
Gain (loss) on changes in fair value of mortgage servicing rights, net of economic hedges	$(404)	$2,687	$(2,228)	$1,805	$(3,476)

Net interest revenue on fair value option securities	$741	$910	$828	$748	$1,750

QUARTERLY EARNINGS TREND -- UNAUDITED BOK FINANCIAL CORPORATION (in thousands, except ratio and per share data)

	Three Months Ended
	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012
Interest revenue	$183,890	$185,041	$188,999	$194,314	$196,071
Interest expense	17,539	17,885	18,594	20,945	20,044
Net interest revenue	166,351	167,156	170,405	173,369	176,027
Provision for credit losses	(8,500)	—	(8,000)	(14,000)	—
Net interest revenue after provision for credit losses	174,851	167,156	178,405	187,369	176,027
Other operating revenue:
Brokerage and trading revenue	32,338	32,874	31,751	31,958	31,261
Transaction card revenue	30,055	29,942	27,692	28,009	27,788
Trust fees and commissions	23,892	24,803	22,313	22,030	19,654
Deposit service charges and fees	24,742	23,962	22,966	24,174	25,148
Mortgage banking revenue	23,486	36,596	39,976	46,410	50,266
Bank-owned life insurance	2,408	2,236	3,226	2,673	2,707
Other revenue	9,852	10,496	10,187	10,554	9,149
Total fees and commissions	146,773	160,909	158,111	165,808	165,973
Gain (loss) on other assets, net	(377)	(1,666)	467	137	452
Gain (loss) on derivatives, net	31	(2,527)	(941)	(637)	464
Gain (loss) on fair value option securities, net	(80)	(9,156)	(3,171)	(2,081)	6,192
Gain on available for sale securities, net	478	3,753	4,855	1,066	7,967
Total other-than-temporary impairment losses	(1,436)	(1,138)	—	(504)	—
Portion of loss recognized in (reclassified from) other comprehensive income	(73)	586	(247)	(1,163)	(1,104)
Net impairment losses recognized in earnings	(1,509)	(552)	(247)	(1,667)	(1,104)
Total other operating revenue	145,316	150,761	159,074	162,626	179,944
Other operating expense:
Personnel	125,799	128,110	125,654	131,192	122,775
Business promotion	5,355	5,770	5,453	6,150	6,054
Contribution to BOKF Charitable Foundation	2,062	—	—	2,062	—
Professional fees and services	7,183	8,381	6,985	10,082	7,991
Net occupancy and equipment	17,280	16,909	16,481	16,883	16,914
Insurance	3,939	4,044	3,745	3,789	3,690
Data processing and communications	25,695	26,734	25,450	25,010	26,486
Printing, postage and supplies	3,505	3,580	3,674	3,403	3,611
Net losses and operating expenses of repossessed assets	2,014	282	1,246	6,665	5,706
Amortization of intangible assets	835	875	876	1,065	742
Mortgage banking costs	8,753	7,910	7,354	10,542	13,036
Change in fair value of mortgage servicing rights	346	(14,315)	(2,658)	(4,689)	9,576
Other expense	7,878	8,326	7,064	9,931	5,759
Total other operating expense	210,644	196,606	201,324	222,085	222,340
Net income before taxes	109,523	121,311	136,155	127,910	133,631
Federal and state income taxes	33,461	41,423	47,096	44,293	45,778
Net income	76,062	79,888	89,059	83,617	87,853
Net income (loss) attributable to non-controlling interest	324	(43)	1,095	1,051	471
Net income attributable to BOK Financial Corporation shareholders	$75,738	$79,931	$87,964	$82,566	$87,382

Average shares outstanding:
Basic	68,049,179	67,993,822	67,814,550	67,622,777	67,966,700
Diluted	68,272,861	68,212,497	68,040,180	67,914,717	68,334,989
Net income per share:
Basic	$1.10	$1.16	$1.28	$1.21	$1.28
Diluted	$1.10	$1.16	$1.28	$1.21	$1.27

LOANS BY PRINCIPAL MARKET AREA -- UNAUDITED BOK FINANCIAL CORPORATION (in thousands)

	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012

Bank of Oklahoma:
Commercial	$2,801,979	$2,993,247	$2,853,608	$3,089,686	$3,015,621
Commercial real estate	564,141	569,780	568,500	580,694	598,667
Residential mortgage	1,497,027	1,503,457	1,468,434	1,488,486	1,466,590
Consumer	207,360	211,744	207,662	220,096	197,457
Total Bank of Oklahoma	5,070,507	5,278,228	5,098,204	5,378,962	5,278,335

Bank of Texas:
Commercial	2,858,970	2,849,888	2,718,050	2,726,925	2,572,928
Commercial real estate	853,857	813,659	800,577	771,796	712,899
Residential mortgage	263,945	263,916	272,406	275,408	268,250
Consumer	129,144	105,390	110,060	116,252	108,854
Total Bank of Texas	4,105,916	4,032,853	3,901,093	3,890,381	3,662,931

Bank of Albuquerque:
Commercial	325,542	296,036	271,075	265,830	267,467
Commercial real estate	306,914	314,871	332,928	326,135	316,040
Residential mortgage	131,756	133,058	129,727	130,337	120,606
Consumer	14,583	14,364	14,403	15,456	15,883
Total Bank of Albuquerque	778,795	758,329	748,133	737,758	719,996

Bank of Arkansas:
Commercial	73,063	61,414	54,191	62,049	48,097
Commercial real estate	84,364	85,546	88,264	90,821	119,306
Residential mortgage	10,466	10,691	11,285	13,046	12,939
Consumer	9,426	11,819	13,943	15,421	19,720
Total Bank of Arkansas	177,319	169,470	167,683	181,337	200,062

Colorado State Bank & Trust:
Commercial	748,331	786,262	822,942	776,610	708,223
Commercial real estate	158,320	146,137	171,251	173,327	158,387
Residential mortgage	66,475	62,490	56,052	59,363	59,395
Consumer	22,592	23,148	20,990	19,333	19,029
Total Colorado State Bank & Trust	995,718	1,018,037	1,071,235	1,028,633	945,034

Bank of Arizona:
Commercial	379,817	355,698	326,266	313,296	300,544
Commercial real estate	250,129	258,938	229,020	201,760	204,164
Residential mortgage	49,109	51,774	54,285	57,803	65,513
Consumer	7,059	4,947	5,664	4,686	6,150
Total Bank of Arizona	686,114	671,357	615,235	577,545	576,371

Bank of Kansas City:
Commercial	383,373	365,575	372,173	407,516	354,027
Commercial real estate	131,504	128,165	94,620	84,466	67,809
Residential mortgage	15,987	14,399	20,261	20,597	23,010
Consumer	4,867	4,369	4,927	4,261	4,792
Total Bank of Kansas City	535,731	512,508	491,981	516,840	449,638

TOTAL BOK FINANCIAL	$12,350,100	$12,440,782	$12,093,564	$12,311,456	$11,832,367

Loans attributed to a geographical region may not always represent the location of the borrower or the collateral.

DEPOSITS BY PRINCIPAL MARKET AREA -- UNAUDITED BOK FINANCIAL CORPORATION (in thousands)

	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012
Bank of Oklahoma:
Demand	$3,458,114	$3,561,255	$3,602,581	$4,223,923	$3,734,901
Interest-bearing:
Transaction	5,574,615	5,653,062	6,140,899	6,031,541	5,496,724
Savings	189,411	185,345	185,363	163,512	155,276
Time	1,198,507	1,180,265	1,264,415	1,267,904	1,274,336
Total interest-bearing	6,962,533	7,018,672	7,590,677	7,462,957	6,926,336
Total Bank of Oklahoma	10,420,647	10,579,927	11,193,258	11,686,880	10,661,237
Bank of Texas:
Demand	2,499,021	2,299,631	2,098,891	2,606,176	1,983,678
Interest-bearing:
Transaction	1,853,586	1,931,758	1,979,318	2,129,084	1,782,296
Savings	63,368	63,745	63,218	58,429	52,561
Time	667,873	692,888	717,974	762,233	789,725
Total interest-bearing	2,584,827	2,688,391	2,760,510	2,949,746	2,624,582
Total Bank of Texas	5,083,848	4,988,022	4,859,401	5,555,922	4,608,260
Bank of Albuquerque:
Demand	491,894	455,580	446,841	427,510	416,796
Interest-bearing:
Transaction	541,565	525,481	513,611	511,593	526,029
Savings	34,003	34,096	35,560	31,926	31,940
Time	334,946	346,506	354,303	364,928	375,611
Total interest-bearing	910,514	906,083	903,474	908,447	933,580
Total Bank of Albuquerque	1,402,408	1,361,663	1,350,315	1,335,957	1,350,376
Bank of Arkansas:
Demand	32,621	31,108	31,957	38,935	29,254
Interest-bearing:
Transaction	205,420	186,689	155,571	101,366	168,827
Savings	1,919	1,974	2,642	2,239	2,246
Time	35,184	37,272	41,613	42,573	45,719
Total interest-bearing	242,523	225,935	199,826	146,178	216,792
Total Bank of Arkansas	275,144	257,043	231,783	185,113	246,046
Colorado State Bank & Trust:
Demand	373,200	365,161	295,067	331,157	330,641
Interest-bearing:
Transaction	536,730	519,580	528,056	676,140	627,015
Savings	27,782	27,948	27,187	25,889	24,689
Time	424,225	451,168	461,496	472,305	476,564
Total interest-bearing	988,737	998,696	1,016,739	1,174,334	1,128,268
Total Colorado State Bank & Trust	1,361,937	1,363,857	1,311,806	1,505,491	1,458,909
Bank of Arizona:
Demand	184,454	186,381	157,754	161,094	151,738
Interest-bearing:
Transaction	338,068	376,305	378,421	360,275	298,048
Savings	2,286	2,238	2,122	1,978	2,201
Time	35,791	35,490	34,690	31,371	33,169
Total interest-bearing	376,145	414,033	415,233	393,624	333,418
Total Bank of Arizona	560,599	600,414	572,987	554,718	485,156
Bank of Kansas City:
Demand	292,672	246,207	267,769	249,491	201,393
Interest-bearing:
Transaction	69,826	73,685	46,426	78,039	103,628
Savings	1,080	1,029	983	771	660
Time	23,494	24,383	25,563	26,678	27,202
Total interest-bearing	94,400	99,097	72,972	105,488	131,490
Total Bank of Kansas City	387,072	345,304	340,741	354,979	332,883

TOTAL BOK FINANCIAL	$19,491,655	$19,496,230	$19,860,291	$21,179,060	$19,142,867

NET INTEREST MARGIN TREND -- UNAUDITED BOK FINANCIAL CORPORATION

	Three Months Ended
	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012

TAX-EQUIVALENT ASSETS YIELDS
Funds sold and resell agreements	0.05%	0.04%	0.03%	0.06%	0.07%
Trading securities	2.19%	1.83%	1.77%	1.06%	2.12%
Investment securities:
Taxable[1]	5.74%	5.89%	5.97%	5.86%	5.83%
Tax-exempt[1]	1.59%	1.89%	2.42%	2.93%	4.12%
Total investment securities[1]	3.20%	3.59%	4.22%	4.67%	5.33%
Available for sale securities:
Taxable[1]	1.91%	1.91%	2.07%	2.08%	2.36%
Tax-exempt[1]	3.47%	4.46%	4.25%	3.80%	4.70%
Total available for sale securities[1]	1.92%	1.93%	2.09%	2.10%	2.38%
Fair value option securities	1.85%	1.91%	2.05%	1.58%	2.27%
Residential mortgage loans held for sale	3.81%	3.51%	3.35%	3.39%	3.48%
Loans	4.06%	4.12%	4.20%	4.33%	4.33%
Allowance for loan losses
Loans, net of allowance	4.12%	4.19%	4.28%	4.41%	4.42%
Total tax-equivalent yield on earning assets[1]	3.09%	3.11%	3.24%	3.30%	3.47%

COST OF INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
Interest-bearing transaction	0.11%	0.12%	0.13%	0.15%	0.16%
Savings	0.13%	0.15%	0.16%	0.18%	0.19%
Time	1.55%	1.57%	1.62%	1.80%	1.61%
Total interest-bearing deposits	0.43%	0.44%	0.46%	0.54%	0.53%
Funds purchased	0.07%	0.10%	0.13%	0.15%	0.15%
Repurchase agreements	0.06%	0.06%	0.07%	0.09%	0.10%
Other borrowings	0.28%	0.27%	0.49%	0.90%	3.03%
Subordinated debt	2.52%	2.54%	2.52%	2.56%	2.79%
Total cost of interest-bearing liabilities	0.42%	0.43%	0.46%	0.54%	0.52%
Tax-equivalent net interest revenue spread	2.67%	2.68%	2.78%	2.76%	2.95%
Effect of noninterest-bearing funding sources and other	0.13%	0.13%	0.14%	0.19%	0.17%
Tax-equivalent net interest margin[1]	2.80%	2.81%	2.92%	2.95%	3.12%

[1]	Yield calculations exclude security trades that have been recorded on trade date with no corresponding interest income.

CREDIT QUALITY INDICATORS BOK FINANCIAL CORPORATION (in thousands, except ratios)

	Three Months Ended
	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012
Nonperforming assets:
Nonaccruing loans:
Commercial	$19,522	$20,869	$19,861	$24,467	$21,762
Commercial real estate	52,502	58,693	65,175	60,626	75,761
Residential mortgage	39,256	40,534	45,426	46,608	29,267
Consumer	1,624	2,037	2,171	2,709	5,109
Total nonaccruing loans	112,904	122,133	132,633	134,410	131,899
Accruing renegotiated loans:
Guaranteed by U.S. government agencies	50,099	48,733	47,942	38,515	24,590
Other	—	—	—	—	3,402
Total accruing renegotiated loans	50,099	48,733	47,942	38,515	27,992
Real estate and other repossessed assets:
Guaranteed by U.S. government agencies	37,906	32,155	27,864	22,365	22,819
Other	70,216	77,957	74,837	81,426	81,309
Total real estate and other repossessed assets	108,122	110,112	102,701	103,791	104,128
Total nonperforming assets	$271,125	$280,978	$283,276	$276,716	$264,019
Total nonperforming assets excluding those guaranteed by U.S. government agencies	$182,543	$200,007	$207,256	$215,347	$216,610

Nonaccruing loans by loan portfolio sector:
Commercial:
Energy	$1,953	$2,277	$2,377	$2,460	$3,063
Manufacturing	843	876	1,848	2,007	2,283
Wholesale / retail	7,223	6,700	2,239	3,077	2,007
Integrated food services	—	—	—	684	—
Services	6,927	7,448	9,474	12,090	10,099
Healthcare	1,733	2,670	2,962	3,166	3,305
Other commercial and industrial	843	898	961	983	1,005
Total commercial	19,522	20,869	19,861	24,467	21,762
Commercial real estate:
Construction and land development	20,784	21,135	23,462	26,131	38,143
Retail	7,914	8,406	8,921	8,117	6,692
Office	6,838	7,828	12,851	6,829	9,833
Multifamily	4,350	6,447	4,501	2,706	3,145
Industrial	—	—	2,198	3,968	4,064
Other commercial real estate	12,616	14,877	13,242	12,875	13,884
Total commercial real estate	52,502	58,693	65,175	60,626	75,761
Residential mortgage:
Permanent mortgage	31,797	32,747	38,153	39,863	23,207
Permanent mortgage guaranteed by U.S. government agencies	577	83	214	489	510
Home equity	6,882	7,704	7,059	6,256	5,550
Total residential mortgage	39,256	40,534	45,426	46,608	29,267
Consumer	1,624	2,037	2,171	2,709	5,109
Total nonaccruing loans	$112,904	$122,133	$132,633	$134,410	$131,899

CREDIT QUALITY INDICATORS BOK FINANCIAL CORPORATION (in thousands, except ratios)

	Three Months Ended
	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012

Nonaccruing loans by principal market[1]:
Bank of Oklahoma	$49,245	$52,541	$54,392	$56,424	$41,599
Bank of Texas	20,127	21,620	37,571	31,623	28,046
Bank of Albuquerque	21,369	24,134	12,479	13,401	13,233
Bank of Arkansas	896	998	1,008	1,132	5,958
Colorado State Bank & Trust	8,754	9,510	11,771	14,364	22,878
Bank of Arizona	12,507	13,323	15,392	17,407	20,145
Bank of Kansas City	6	7	20	59	40
Total nonaccruing loans	$112,904	$122,133	$132,633	$134,410	$131,899

Performing loans 90 days past due[2]	$188	$2,460	$4,229	$3,925	$1,181

Gross charge-offs	$(4,708)	$(8,552)	$(8,909)	$(8,000)	$(8,921)
Recoveries	4,409	6,210	6,557	3,723	3,204	[3]
Net charge-offs	$(299)	$(2,342)	$(2,352)	$(4,277)	$(5,717)

Provision for credit losses	$(8,500)	$—	$(8,000)	$(14,000)	$—

Allowance for loan losses to period end loans	1.57%	1.63%	1.70%	1.75%	1.98%
Combined allowance for credit losses to period end loans	1.59%	1.65%	1.71%	1.77%	1.99%
Nonperforming assets to period end loans and repossessed assets	2.18%	2.24%	2.32%	2.23%	2.21%
Net charge-offs (annualized) to average loans	0.01%	0.08%	0.08%	0.14%	0.19%	[3]
Allowance for loan losses to nonaccruing loans	172.12%	166.31%	155.29%	160.34%	177.22%
Combined allowance for credit losses to nonaccruing loans	173.54%	167.63%	156.12%	161.76%	178.70%

[1] Nonaccruing loans attributed to a principal market do not always represent the location of the borrower or the collateral.

[2] Excludes residential mortgage loans guaranteed by agencies of the U.S. government.

[3]  Includes $7.1 million of negative recovery related to a refund of a settlement agreement between BOK Financial and the City of Tulsa invalidated by the Oklahoma Supreme Court. Excluding this refund, BOK Financial had net charge-offs (recoveries) to average loans of (0.05%) on an annualized basis.